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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Central Fidelity Banks, Inc.:

     We consent to the inclusion of our report dated January 15, 1997, with respect to the consolidated balance sheet of Central Fidelity Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, consolidated cash flows and changes in consolidated shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the Registration Statement on Form S-4 of Wachovia Corporation dated September 11, 1997, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

/s/ KPMG PEAT MARWICK LLP
Richmond, Virginia
September 5, 1997

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